Exhibit 99.1

News Release
Investor Contact:
Taylor Hudson
+1 603.430.5397
thudson@spragueenergy.com

Sprague Resources LP Announces Agreement to Acquire Natural Gas and Electricity Business from Global Partners LP

Sprague’s purchase will continue expansion of natural gas business in key operating footprint including New York City

Portsmouth, NH (January 3, 2017) - Sprague Resources LP (“Sprague”) (NYSE: SRLP) announced today that its wholly owned subsidiaries, Sprague Operating Resources LLC and Sprague Energy Solutions Inc., signed a definitive agreement with Global Companies LLC (“Global”) to acquire the assets of Global’s natural gas marketing and electricity brokerage businesses for approximately $17.3 million in cash, subject to customary closing adjustments.

Global’s natural gas marketing and electricity brokerage businesses serve approximately 4,000 commercial, industrial, municipal and institutional customer locations across New York, New Jersey, Massachusetts, Rhode Island, New Hampshire and Maine. The acquired customer portfolio is expected to increase Sprague’s annual natural gas sales volume by approximately 8 billion cubic feet and expand annual electricity brokerage by 1 billion kWh, all within Sprague’s current service area. After the purchase is closed, Sprague will supply natural gas to an estimated 20,000 customer locations. The Global transaction is expected to be accretive to distributable cash flow and generate approximately $3 million of adjusted EBITDA annually.

“I am pleased to announce the third strategic acquisition for Sprague’s natural gas business in the past three years," said David Glendon, President and Chief Executive Officer. “The purchase deepens Sprague’s offering within our core Northeast footprint and continues our focused strategy of increasing the number of smaller commercial customers we serve. In addition, Global’s significant New York City presence accelerates our recent growth in this key market. Sprague’s natural gas supply and scheduling expertise also present an opportunity for us to optimize logistics and enhance margins across a larger customer base.”

Exhibit 99.1

“As we work to close this acquisition Sprague’s financial position remains very strong. Coverage is more than sufficient to meet our stated cash distribution growth goals, our credit facility has ample liquidity available to fund additional near term acquisition growth, and we expect Sprague’s permanent leverage will remain within our long term target range between 2.5 and 3.5 times,” concluded David Glendon.

Sprague intends to fund the transaction with borrowings from its senior secured credit facility; closing is expected in the first quarter of 2017.

Sprague has updated its investor relations website with slides containing additional information regarding the pending acquisition. The presentation can be accessed from Sprague’s website at http://www.spragueenergy.com/investor-relations.

About Sprague Resources LP
Sprague Resources LP is engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. The company also provides storage and handling services for a broad range of materials. More information concerning Sprague can be found at www.spragueenergy.com.

Forward-Looking Statements
This press release may include forward-looking statements. These forward-looking statements involve risks and uncertainties and other factors that are difficult to predict and many of which are beyond management’s control. Although Sprague believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and involve risks that may affect our business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: increased competition for our products or services; changes in supply or demand for our products; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; terminal construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in Sprague’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 10, 2016, and in our subsequent Form 10-Q filings, as well as Form 8-K and other documents filed with the SEC. Sprague undertakes no obligation and does not intend to update any forward-looking statements to reflect new

Exhibit 99.1

information or future events. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Non-GAAP Financial Measures
To supplement the financial information presented in accordance with United States generally accepted accounting principles (“GAAP”), Sprague’s management uses certain non-GAAP financial measurements to evaluate its results of operations which include EBITDA, adjusted EBITDA, adjusted gross margin and distributable cash flow. Sprague believes that investors benefit from having access to the same financial measures that are used by its management and that these measures are useful to investors because they aid in comparing its operating performance with that of other companies with similar operations.

As EBITDA, adjusted EBITDA, adjusted gross margin and distributable cash flow are measures not prepared in accordance with GAAP they should not be considered as alternatives to net income (loss), or operating income or any other measure of financial performance presented in accordance with GAAP. Additionally, Sprague's calculations of non-GAAP measures may not be comparable to similarly titled measures of other businesses because they may be defined differently by other companies.

You can find disclosures on our use of these non-GAAP measures, as well as reconciliations between GAAP and these non-GAAP measures, in Sprague's "Non-GAAP Measures Quarterly Supplement" located in the Investor Relations section of Sprague’s website, www.spragueenergy.com.

EBITDA
Sprague defines EBITDA as net income (loss) before interest, income taxes, depreciation and amortization. EBITDA is used as a supplemental financial measure by external users of Sprague’s financial statements, such as investors, trade suppliers, research analysts and commercial banks to assess:

•	The financial performance of Sprague’s assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis;

•	The ability of our assets to generate sufficient revenue, that when rendered to cash, will be available to pay interest on our indebtedness and make distributions to our equity holders;

•	Repeatable operating performance that is not distorted by non-recurring items or market volatility; and

•	The viability of acquisitions and capital expenditure projects.

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